Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into effective as of August 27, 2007 (the “Effective Date”), by and between g8wave Holdings, Inc., a Delaware corporation whose executive office is located at 126 Brookline Avenue, 2nd Floor, Boston, MA 02215 (the “Company”), and William E. Duke, Jr. (the “Executive”), an individual residing at 33 Olde Colony Drive, Shrewsbury, MA 01545. The Company and the Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

Recitals

WHEREAS, the Company desires to hire the Executive as its Chief Financial Officer, and the Executive desires to be employed by the Company in such capacity, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Agreement

1. EMPLOYMENT.

1.1 Term. The Company hereby employs the Executive as the Company’s Chief Financial Officer, and the Executive hereby accepts such employment by the Company, for a period commencing on the date hereof and expiring on the first to occur of (a) the termination of the Executive’s employment pursuant to Section 4 hereof, and (b) October 1, 2009 (as such date may be extended in accordance with this Agreement, the “Expiration Date”). The Executive’s employment pursuant to this Agreement shall automatically renew for additional one (1) year periods, unless either party notifies the other party in writing of its desire not to renew the Executive’s employment under this Agreement at least ninety (90) days prior to the then current Expiration Date. The period beginning on the date hereof and ending on October 1, 2009 is hereinafter referred to as the “Initial Term.” The period of time during which the Executive is employed by the Company pursuant to this Agreement, is hereinafter referred to as the “Term.”

1.2 Title. During the Term, the Executive shall have the title of Chief Financial Officer of the Company.

1.3 Duties. During the Term, the Executive shall do and perform all lawful services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Financial Officer for similar companies, consistent with the bylaws of the Company and as required or directed by the Company’s Chief Executive Officer its Board of Directors (the “Board”).

1.4 Policies and Practices. The Executive shall abide by the policies and practices established by the Company and the Board.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During the Term, the Executive shall (a) devote the Executive’s full business energies, interest, abilities and productive time (excluding vacations and other leaves of absence taken in accordance with this Agreement and the policies and procedures of the Company) to the business of the Company and the proper and efficient performance of the Executive’s duties under this Agreement, (b) use his efforts to promote the interests of the Company, and (c) shall report directly to the Chief Executive Officer. Except as otherwise expressly provided in this Agreement, during the Term the Executive shall not engage in any other businesses or pursuits whatsoever, or directly or indirectly render any services of a business or commercial nature to any other person or entity, whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer. Nothing in this Agreement, however, will prevent the Executive from (i) serving as a director to other companies with the prior written approval of the Chief Executive Officer, (ii) serving as a director or a member of networking or industry associations, or (iii) engaging in any charitable, political or other not-for-profit activity, provided that the activities described in clauses (i) through (iii) do not materially interfere with the performance by the Executive of his duties under this Agreement.

2.2 Covenant not to Compete. The Executive acknowledges that he has established, and will continue to establish, favorable relations with the customers, clients and accounts of the Company, and will have access to trade secrets and other proprietary information of the Company. Therefore, in consideration of such relations and access and the entering into of this Agreement by the Company, and to further protect such trade secrets and proprietary information, the Executive agrees that at all times during his employment with the Company through the twelfth (12) month anniversary of the date of termination or expiration of the Executive’s employment, the Executive will not, directly or indirectly, without the express written consent of the Chief Executive Officer:

(A) own or have any interest in, or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business which is engaged, directly or indirectly, in any business competitive with the Company in those markets and/or product lines and within those jurisdictions in which the Company competes at any time during the Term, or become associated with or render services to any person, firm, corporation or other entity so engaged (“Competitive Businesses”); provided, however, that the Executive may own without the express written consent of the Company not more than two percent (2%) of the issued and outstanding securities of any company or enterprise whose securities are listed on a national securities exchange or actively traded in the over the counter market;

(B) solicit clients, customers or accounts of the Company for, on behalf of, or otherwise related to, any such Competitive Businesses or any products related thereto; or

(C) solicit any person who is, or shall be, in the employ or service of the Company to leave such employ or service for employment with the Executive or an affiliate of the Executive.

Notwithstanding the foregoing, if any court of competent jurisdiction determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provision to the extent necessary to make the provision enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Company shall pay and be solely responsible for any attorney’s fees, expenses, costs and court or arbitration costs incurred by the Executive in any matter or dispute between the Executive and the Company which pertains to this Section 2.2 if the Executive prevails in the contest in whole or in part.

3. COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. During the Term, the Company shall pay the Executive a base salary of $175,000 per year (said amount, together with any increases as may be determined from time to time by the Chief Executive Officer, in his or her sole discretion, being hereinafter referred to as the “Base Salary”), less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy. Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Annual Bonus Compensation. In addition to the annual Base Salary, the Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) of up to 20% of the then current Base Salary (the “Target”). The amount of the Annual Bonus shall be determined by the Chief Executive Officer, in his or her sole discretion, shall be based upon the Executive’s performance in meeting targets determined by the Chief Executive Officer, and shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Target may not be decreased during the Term. The Executive’s bonus shall be payable on or before February 1 of each year following the year in which it is earned, beginning in February 2008. The Company may require Board and stockholder approval of any performance based compensation payable to the Executive under this Agreement to the extent necessary or advisable under applicable law or the rules of any exchange or market on which the Company’s shares are then listed.

3.3 Increases in Compensation. Except as otherwise provided herein, increases to the Executive’s Base Salary and Annual Bonus will be subject to the sole discretion of the Chief Executive Officer.

3.4 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment or other taxes that are required to be collected or withheld by the Company under applicable law.

3.5 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be entitled to participate in any and all employee benefits plans, medical insurance plans, life insurance plans, disability insurance plans, retirement plans, 401(k), vacation plans, health insurance plans and any other benefit plans or arrangements which the Company may from time to time have in effect for a senior executive. The Company further agrees that Executive shall be entitled to 15 days of vacation per calendar year. To the extent accrued vacation time is unused in any given year, it may be carried over in accordance with the policies of the Company then in effect; provided, that the Executive shall not be entitled to carry over any unused vacation for a period exceeding two (2) years (i.e., 30 days).

3.6 Expense Reimbursement. The Company shall reimburse the Executive for any and all reasonable business expenses incurred by the Executive in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel (coach for flights less than 6 hours, business class for flights 6 hours or more), telecommunications and entertainment expenses, so long as such expenses have been incurred for and promote the business of the Company. Notwithstanding the above, the Company shall not pay or reimburse the Executive for the costs of any membership fees or dues for private clubs, civic organizations, and similar organizations or entities, unless such organizations and the fees and costs associated therewith have first been approved in writing by the Chief Executive Officer, in his or her sole discretion. As a condition to reimbursement under this Section 3.6, the Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. The Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

3.7 Restricted Stock Unit Grant. Promptly following the registration of the Company’s Common Stock issuable under its 2007 Equity Incentive Plan (the “Plan”) with the Securities and Exchange Commission and any applicable state securities regulatory agencies (to the extent required for the Common Stock or RSUs to be issuable under the Plan), the Company shall grant under the Plan restricted stock units (the “RSUs”) to Executive covering 166,725 shares of the Company’s Common Stock (the “Common Stock”). 25% of the RSUs shall vest on the one year anniversary of Executive’s employment hereunder, and the remaining 75% shall vest ratably in monthly installments over the next three years of Executive’s employment hereunder. All shares of Common Stock underlying the RSUs shall be issued promptly after the RSUs have vested. The RSUs will be subject to the terms and conditions of the Plan. Executive’s right to receive new equity incentives in the future will be determined and approved by the Chief Executive Officer, in his or her sole discretion, in connection with ongoing executive compensation reviews. The Company may require Board and stockholder approval of any performance based compensation payable to the Executive under this Agreement to the extent necessary or advisable under applicable law or the rules of any exchange or market on which the Company’s shares are then listed.

3.8 Change of Control. For purposes of this agreement, “Change of Control” shall mean, (i) a sale, lease of other disposition of all or substantially all of the assets of the Company (which shall mean the business assets responsible for 85% or more of the revenues of the Company), or (ii) any consolidation or merger of the Company or a subsidiary of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which, and as a result of which, the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than a majority of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which, and as a result of which, the stockholders of the Company immediately prior to such transaction or series of related transactions own less than a majority of the Company’s voting power after such transaction or series of related transactions. In the event of Change of Control during the Term, the Executive shall be entitled to (1) 100% vesting acceleration of all the Executive’s RSUs and prompt issuance of the Common Stock underlying such RSUs, and (2) a severance payment equal to 12 months of the Base Salary and the Annual Bonus at the Target amount; provided, that if the person or entity that acquires the Company or its assets as part of the Change of Control requests that the Executive continue as an employee of the Company (or its successor) on substantially the terms set forth herein, the Company’s obligation to pay the severance payment set forth in clause (2) above shall be conditioned on the Executive agreeing to continue such employment for a period of ninety 90 days from the date of the Change of Control, or such lesser period of time as the person or entity shall request.

4. TERMINATION.

4.1 Termination of Employment and Compensation Upon Termination.

4.1.1 Death or Disability. The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or “Complete Disability” (as defined in Section 4.2.1). If the Executive’s employment shall be terminated by death or Complete Disability, the Company shall pay to the Executive or the Executive’s estate (i) the Executive’s accrued Base Salary, (ii) the Executive’s accrued and unused vacation benefits, (iii) any of the Executive’s incentive compensation, including his Annual Bonus, earned through the date of termination, in each case, subject to required deductions and withholdings and payable within fifteen (15) days of the date of termination, (iv) in the event of death, six (6) months’vesting acceleration of the Executive’s RSUs and prompt issuance of the Common Stock underlying such RSUs, and (v) in the event of disability, six (6) months’ vesting acceleration of the Executive’s RSUs and prompt issuance of the Common Stock underlying such RSUs, continuation for 6 months of the Base Salary and benefits, including health insurance, life insurance, and pension benefits in effect at the time of termination, and (vi) the Executive shall have the opportunity to review and comment upon any press release announcing his departure from the Company, and the Company shall thereafter have not further obligations to the Executive (or his estate).

4.1.2 Termination for Cause. The Company may terminate the Executive’s employment under this Agreement for “Cause” (as defined in Section 4.2.2) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination. If the Executive’s employment shall be terminated by the Company for Cause, the Company shall promptly issue the Common Stock underlying the Executive’s RSUs that have vested through the date of termination, pay the Executive’s accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of the notice of termination to Executive, in each case, subject to required deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive.

4.1.3 Termination Without Good Reason. The Executive may terminate his employment with the Company without Good Reason upon twenty (20) business days’ written notice to the Company. If the Executive’s employment shall be terminated by the Executive without Good Reason, the Company shall promptly issue all of shares of Common Stock underlying the Executive’s RSUs that have vested through the date of termination and pay the Executive (i) the accrued Base Salary, (ii) the Executive’s accrued and unused vacation benefits, and (iii) any of the Executive’s incentive compensation, including his Annual Bonus, earned through the date of termination, in each case, subject to required deductions and withholdings, and payable within fifteen (15) days of the date of termination, and (iv) the Executive shall have the opportunity to review and comment upon any press release announcing his departure from the Company and the Company shall thereafter have no further obligation to the Executive.

4.1.4 Termination Without Cause or for Good Reason. The Company may terminate the Executive’s employment under this Agreement without Cause upon written notice of such termination to the Executive. In addition, the Executive may terminate his employment with the Company for Good Reason (as defined in Section 4.2.3) upon ten (10) days written notice to the Company specifying the Reason or Reasons relied upon for such termination. If the Executive’s employment is terminated (a) by the Company for any reason other than Cause, Death or Disability, or (b) by the Executive for Good Reason, then the Executive shall be entitled to the following; (i) the Executive’s Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings; (ii) continuation of the Executive’s annual Base Salary, health insurance, life insurance, and pension benefits and vacation accruals in effect at the time of termination for a period of six (6) months after the date of termination, subject to standard deductions and withholdings and paid according to the Company’s standard payroll schedule (in the event that entitlement to the health and welfare benefits is not allowed by law, the Executive shall be entitled to the cash equivalent of the benefit); (iii) a pro rata percentage of the Executive’s Annual Bonus at the Target amount payable by the Company within fifteen (15) days of the date of termination; (iv) six (6) month vesting acceleration and prompt issuance of the Executive’s RSUs vested through the date of termination; and (v) the Executive shall have the opportunity to review and comment upon any press release announcing his departure from the Company and the Company shall thereafter have no further obligation to the Executive.

4.2 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.2.1 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering executives of the Company then in force. In the event the Company has no policy of disability income insurance covering executives of the Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, for a period of at least one hundred twenty (120) days during a twelve (12) month period.

4.2.2 For Cause.“Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events: (i) any material breach of this Agreement by the Executive which is not cured by the Executive within 30 days after the receipt of notice from the Chief Executive Officer of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a breach and of the intent of the Company to terminate the Executive’s employment upon the failure of the Executive to cure such breach; (ii) the conviction of, or pleading of nolo contendre by, the Executive of any felony; (iii) the material violation by the Executive of any statutory or fiduciary duty to the Company; (iv) any willful misconduct of the Executive which has a materially injurious effect on the business of the Company; or (v) the willful and gross dishonesty of the Executive which has a materially injurious effect on the business of the Company. For purposes of this Agreement, no act or failure to act, on the part of the Executive, shall be considered “willful” if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company.

4.2.3 For Good Reason. “Good Reason” for the Executive to terminate his employment hereunder shall mean any of the following events, (i) any material breach of this Agreement by the Company that is not cured by the Company within 30 days after the receipt of written notice from the Executive of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a breach and of the intent of the Executive to terminate the Executive’s employment upon the failure of the Company to cure such breach; (ii) without Executive’s written consent, a decrease in the then-current Base Salary or maximum rate of the Target, pursuant to Section 3.2 hereof; (iii) without Executive’s written consent, requiring Executive to regularly report to work at a facility outside of a thirty (30) mile radius from Executive’s current personal residence.

4.3 Survival. Upon the expiration of the Term or, if earlier, in the event that Executive’s employment is terminated, this Agreement shall terminate and no longer have any further force or effect, except that the following provisions shall survive: Sections 2.2, 4.3, 5, and 7 through 16. In addition, the termination or expiration of this Agreement shall not affect the rights of any Party that accrued prior to such termination or expiration, including, but not limited to, any rights to acceleration of RSUs or other equity compensation and any payment obligations, as provided herein.

5. CONFIDENTIAL AND PROPRIETARY INFORMATION

5.1 Confidentiality. The Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company (hereinafter referred to as “Confidential and Proprietary Information”). The Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by the Executive from whatever source and will not, either during Executive’s employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Chief Executive Officer. Executive understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, Executive will hold Third Party Information as confidential and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Executive’s work for the Company, Third Party Information unless expressly authorized by the Chief Executive Officer in writing. When Executive leaves the employ of the Company, Executive will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Third Party Information or Confidential and Proprietary Information of the Company.

5.2 Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of covenants and assurances by the Executive contained in Sections 2.2 or this Section 5.2, and that the Company’s remedies at law for any such breach or threatened breach may be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall, upon making a sufficient showing under applicable law, be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach.

6. INDEMNIFICATION

The Company shall enter into a reasonable and customary indemnification agreement with the Executive, which agreement, to the fullest extent permitted by the Company’s charter documents and applicable law, shall require the Company to defend and indemnify Executive and hold Executive harmless against any liability that Executive incurs within the scope of his employment with Company. Such indemnification agreement shall be on substantially similar terms as those entered into by the Company with its Chief Financial Officer. In addition, the Company shall maintain sufficient Directors and Officers liability insurance covering its directors and officers consistent with prevailing commercial practices of similarly situated companies.

7. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8. NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or the Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for), faxed (with written evidence of successful transmission) during normal business hours, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company: G8wave, Inc. 126 Brookline Ave, Boston, MA 02216, fax number (617) 859-8328, with a copy to Eisner & Frank, 9601 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90210, Attention Keith Sutton, Esq.

If to the Executive: William E. Duke, Jr., 33 Olde Colony Drive, Shrewsbury, MA 01545.

Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

9. CHOICE OF LAW

This Agreement and all amendments hereto shall be governed by and construed in accordance with the laws of the State of Massachusetts, without reference to conflict of law rules thereof.

10. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

11. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

13. REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

14. COUNTERPARTS.

This Agreement may be executed in two counterparts and by facsimile or electronic signature, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

15. Developments. The Executive hereby assigns to the Company his entire right, title and interest in all know-how, inventions, designs, discoveries and improvements, customer lists, trade secrets and ideas, writings and copyrightable and other material, which may be conceived by the Executive or developed or acquired by him during the Term and which is reasonably related to the business in which the Company is then engaged or planning to engage (“Developments”). The Executive agrees to promptly and fully disclose in writing to the Company all such Developments. The Executive will, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to entitle the Company to all rights in and to the foregoing and enable the Company to file and prosecute applications for, and to acquire, maintain and enforce all letters, trademark registrations or copyrights with respect to and otherwise protect the foregoing in all countries.

16. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties related to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understandings between the Parties related to the subject matter hereof, whether oral or written.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

g8wave Holdings, Inc.	Executive:

By: /s/ Habib Khoury	By:/s/ William E. Duke, Jr.
Name: Habib Khoury	William E. Duke, Jr.
Its: President & Chief Executive Officer